UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
Form 8-K
Current Report
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): March 25, 2009
Chevron Corporation
(Exact name of registrant as specified in its charter)

Delaware	1-368-2	94-0890210

(State or Other Jurisdiction	(Commission File Number)	(I.R.S. Employer
of Incorporation)		Identification No.)

6001 Bollinger Canyon Road, San Ramon, CA	94583

(Address of Principal Executive Offices)	(Zip Code)
Registrant’s telephone number, including area code: (925) 842-1000
None
(Former Name or Former Address, if Changed Since Last Report)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.
(e)	On March 25, 2009, the independent members of the Board of Directors of Chevron Corporation (“Chevron”) approved a $100,000 increase to the annual base salary of D.J. O’Reilly, Chevron’s Chairman and Chief Executive Officer, resulting in an annual base salary of $1,750,000, and ratified the decision of the Management Compensation Committee of the Board to increase the annual base salary of P.E. Yarrington, Chevron’s Chief Financial Officer, by $20,000 to an annual base salary of $720,000, and to increase the annual base salaries of certain executive officers who will be named in the Summary Compensation Table in the Company’s 2009 Proxy Statement as follows: G.L. Kirkland, a $185,000 increase resulting in an annual salary of $1,000,000 and J.S. Watson, a $185,000 increase resulting in an annual salary of $1,000,000. These base salary increases will be effective April 1, 2009.

In addition, the Board approved the grant of 315,000 stock options, 50,000 performance shares and 13,500 stock units to D.J. O’Reilly and ratified the following grants by the Management Compensation Committee under the Long Term Incentive Plan of Chevron Corporation (“LTIP”): P.E. Yarrington, 130,000 stock options, 20,000 performance shares and 1,100 stock units; S.J. Crowe, 2,200 stock units; P.J. Robertson, 3,000 stock units; G.L. Kirkland, 170,000 stock options, 27,000 performance shares and 2,200 stock units; and J.S. Watson, 170,000 stock options, 27,000 performance shares and 2,200 stock units. Chevron does not have employment agreements with any of the foregoing executive officers.

The stock options have a ten year term, and one-third of the grant vests at each anniversary of the date of grant, except as described below in the penultimate paragraph. The exercise price for the stock options is $69.70 per share, which is based on the closing price of Chevron’s common stock on March 25, 2009, the date of grant.

The performance shares may result in a payout at the end of the three-year performance period (January 1, 2009 through December 31, 2011) depending upon Chevron’s Total Stockholder Return (TSR) for the performance period as compared to the TSR of each company in Chevron’s peer group (BP p.l.c., Exxon Mobil Corporation, Royal Dutch Shell p.l.c. and ConocoPhillips). The cash payout, if any, will occur in an amount equal to the number of performance shares multiplied by the 20-day trailing average price of Chevron common stock at the end of the performance period multiplied by a performance modifier. The performance modifier is based on Chevron’s TSR ranking for the three-year period compared to the TSR of each company in Chevron’s peer group as follows (from best TSR to lowest TSR): 200 percent, 150 percent, 100 percent, 50 percent or zero percent. If the difference between Chevron’s TSR and the TSR of any higher or lower member of the peer group is less than one percentage point (rounded to one decimal point), the modifier will be the average of the sum of all the modifiers for Chevron and for such other members of the peer group that fall less than one percentage point (rounded to one decimal point) higher or lower than Chevron.

Since Mr. O’Reilly and Mr. Kirkland have more than 90 points (the sum of years of age and years of service) under the LTIP, all unvested outstanding stock options and performance shares held for at least one year from the March 25, 2009 date of grant will vest upon the separation from service for any reason other than for cause as defined under the LTIP rules. Since Ms. Yarrington and Mr. Watson have more than 75 points under the LTIP, all unvested outstanding options and performance shares held for at least one year from the March 25, 2009 date of grant will vest on a pro rata basis (the number of outstanding shares underlying the award multiplied by the number of whole months from the grant date to the separation from service date, divided by 36) upon the separation from service for any reason other than for cause as defined under the LTIP rules.

The stock units will earn dividend equivalents in the form of additional stock units based on the closing stock price of Chevron common stock on the dividend payment date and will pay out in shares of Chevron common stock (one share for each stock unit) no later than sixty days following November 1, 2010. Prior to that time, the stock units are subject to forfeiture only for “Misconduct” as defined under the LTIP.

SIGNATURE
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CHEVRON CORPORATION
Dated: March 27, 2009	By	/S/ Christopher A. Butner
Assistant Secretary and Managing Counsel,
Securities/Corporate Governance